EX – 99.(e)(2)

AMENDMENT TO DISTRIBUTION AGREEMENT

AMENDMENT made this 26th day of September, 2003, between Mercantile Funds, Inc. (the “Company”), a Maryland corporation, having its principal place of business at Two Hopkins Plaza, Baltimore, Maryland 21201, and BISYS FUND SERVICES, L.P. d/b/a BISYS FUND SERVICES (“Distributor”), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

WHEREAS, the Company and Distributor entered into a Distribution Agreement dated May 16, 2003 as subsequently amended (the “Agreement”) pursuant to which Distributor acts as the distributor of the shares of common stock (“Shares”) for the Company and each investment portfolio of the Company, as listed on Schedule A thereto, or as may be established from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”), and the Funds offer shares of one or more classes (each such class together with all other classes subsequently established by a Fund being herein referred to as a “Class,” and collectively as the “Classes”); and

WHEREAS, the Company has established a new investment portfolio, and the parties desire to memorialize the coverage of such “Fund” by the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

9. New Fund.

Schedule A is hereby amended by adding the following at the end of the Schedule:

“Low Duration Bond Fund Institutional Shares

Low Duration Bond Fund Class A

Low Duration Bond Fund Class B

Low Duration Bond Fund Class C.”

10. Miscellaneous.

10.1 This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

10.2 Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

10.3 Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

10.4 This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

MERCANTILE FUNDS, INC.

By:	/s/ John J. Pileggi
Name:	John J. Pileggi
Title:	President

BISYS FUND SERVICES, L.P.
By: BISYS Fund Services, Inc., its General Partner

By:	/s/ Fred Naddaf
Name:	Fred Naddaf
Title:	Executive Vice President